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                                         Registration No. 333-82119
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 13 Dated April 19, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $35,000,000

Price to Public:    100%                Proceeds to HFC:  99.917%

Issue Date:  April 25, 2000      Stated Maturity:  April 25, 2003

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on April 24, 2000

Interest Rate Basis:     Federal Funds Rate.

Spread or Spread Multiplier:  Plus .45%  ( +45 basis points)

Interest  Payment  Dates:   On  the 25th of April,  July,  October,
     January of each year, commencing July 25, 2000, and the Stated
     Maturity.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest  Reset  Date:   On  each Business  Day,  except  that  the
  Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the
  Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Interest  Determination Date:  On the Business Day  prior  to  each
     Interest Reset Date.

Index Maturity:  Daily.

Agent:    Merrill Lynch & Co., as Principal - $10,000,000
          Chase Securities Inc. - $25,000,000

Agent's Discount or Commission:    .083%